ACT OF SALE OF COMMON STOCK

THIS AGREEMENT made as of June 13, 2011, by and between Louis Foxwell (hereinafter referred to as the "Seller"), a resident of the state of Florida whose primary address is 769 US Highway 41 By Pass, Venice, Florida, 34285, and RAINBOW CORAL CORPORATION (hereinafter referred to as the "Purchaser") a corporation organized under the laws of the state of Florida whose primary address is 769 US Highway 41 By Pass, Venice, Florida, 34285, and represented herein by Louis Foxwell, its duly authorized President and CEO.

Recitals:

1. The Seller is the owner of 100 shares of the issued and outstanding common stock of FATHER FISH AQUARIUM, INC. (the "Company").

2. There are presently One Hundred shares of issued and outstanding common stock of the Company out of One Hundred shares authorized.

3. The Seller received the shares from the Company as the original incorporator.

4. Seller is considered to be a "Control Person" of the Company.

5. The Seller desires to sell to Purchaser, and the Purchaser desires to purchase 100 issued and outstanding shares (the "Shares") of the common stock of the Company.

Agreements:

In consideration of the covenants, warranties, and mutual agreements herein set forth, and in reliance upon the representation and warranties contained herein, the parties do hereby agree as follows:

1. Sale of Shares; Consideration.

    1.1. Sale. Subject to all the terms and conditions of this Agreement, the Seller hereby sells, assigns, transfers, and delivers to Purchaser, and the Purchaser hereby purchases the Shares. These shares are evidenced by stock certificate number 1001 which has been delivered to Purchaser along with a duly endorsed stock power signed by Seller, receipt of which is hereby acknowledged.

    1.2. Purchase Price. In consideration of the sale of Shares, and subject to the conditions hereinafter set forth, Purchaser pays to Seller, receipt of which is hereby acknowledged by Seller, $500.00 for each of the Shares sold hereunder.

2. Arbitration. Any and all claims or controversies arising out of this Agreement shall be submitted to and settled by binding arbitration in accordance with the commercial rules of the American Arbitration Association then in effect, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction over the claim or controversy.

3. Access and Information. The Seller has caused the Company to give to Purchaser and to Purchaser's attorney, accountants, and other representatives full access, during normal business hours throughout the period prior to the date first above written, to all of the Company's properties, books, contracts, commitments, and records, and has furnished and will continue to furnish such information concerning the Company's affairs as Purchaser has or may reasonably request.

4. Benefit. This Agreement shall be binding upon, and inure to the benefit of the respective successors and assigns of the Purchaser and Seller.

5. Construction. The Parties hereto agree that this Agreement shall be construes and enforced in accordance with the laws of the state of Florida.

6. Counterparts. A copy or facsimile of this Agreement shall be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

"Seller"

By: LOUIS FOXWELL

"Purchaser": RAINBOW CORAL CORP.

By: LOUIS FOXWELL, President